EXHIBIT 21.1
DIGITAL ANGEL CORPORATION
List of Subsidiaries

Country or State
Company Name	of Incorporation/Formation
Applied Digital Retail Limited f/k/a Transatlantic Software Corporation Limited	United Kingdom
Applied Digital Solutions International Limited	United Kingdom
Arjang, Inc. f/k/a Applied Digital Retail, Inc. f/k/a STR, Inc.	Ohio
Caledonian Venture Holdings Limited	United Kingdom
Destron Fearing Corporation A/S f/k/a Daploma International A/S	Denmark
Daploma Polska	Poland
Digital Angel Chile, S.A.	Chile
Destron Fearing Corporation f/k/a Digital Angel Corporation, f/k/a Medical Advisory Systems, Inc.	Delaware
Digital Angel de Brazil Produtos de Information LTDA.	Brazil
Digital Angel Holdings, LLC	Minnesota
Digital Angel International, Inc.	Minnesota
Digital Angel Paraguay S.A.	Paraguay
Digital Angel Uruguay S.A.	Uruguay
Digital Angel S.A.	Argentina
Digital Angel Technology Corporation f/k/a Digital Angel Corporation f/k/a Digital Angel.net Inc.	Delaware
Digitag A/S	Denmark
DSD Holdings A/S	Denmark
Florida Decision Corporation f/k/a Pacific Decision Sciences Corporation	Delaware
Fearing Manufacturing Co., Inc.	Minnesota
Information Technology Services, Inc.	New York
Precision Point Corporation	Delaware
Signal Processors Limited	United Kingdom
Signature Industries Limited	United Kingdom
Thermo Life Energy Corp. f/k/a Advanced Power Solutions, Inc.	Delaware
TigerTel Communications Inc. successor by merger with TigerTel Telecommunications Corp. f/k/a	Canada
Timely Technology Corp.	California